Exhibit 99.1

Creatd Provides Update on Balance Sheet and Financing Activities

- Company takes in over $7.8 million in cash proceeds during the seven day period between October 22-29.

NEW YORK, Nov. 1, 2021 /PRNewswire/ -- Creatd, Inc. (Nasdaq CM: CRTD) ("Creatd" or the "Company"), the parent company of Vocal, today provided an update on its unaudited balance sheet, recent funding, and other financial information. Last week, the Company announced the close of its registered direct offering of 850,000 shares, priced at the market under Nasdaq rules and yielding over $3.4 million in net proceeds to the Company. In addition to the financing, the Company recently brought in $4.4 million in cash through the exercise of warrants. In total, the Company last week received over $7.8 in cash proceeds, significantly strengthening its balance sheet.

Between October 22 and October 29, 2021, the Company saw the exercise of approximately 875,000 warrants into shares of common stock at an exercise price of $4.50, as well as approximately $1.1 million in debt conversions at a price of $5.00 per share; with these conversions, the Company has now fully eliminated all debt remaining from its May 2021 convertible note offering. After factoring in the above transactions, Creatd now has approximately 16.3 million shares issued and outstanding. Additionally, there currently remain approximately 3 million outstanding privately-held warrants, the majority of which may be exercised at a price of $4.50, and 2.5 million publicly traded warrants having exercise prices of $4.50.

Creatd is pleased to report that it has now paid off nearly all remaining debt on its balance sheet, with the exception of a $660,000 note related to the acquisition of Seller's Choice and approximately $200,000 in an outstanding PPP loan. As of today, the Company has settled most of its outstanding payables including legal, accounting, and technology development fees. The Company also has a credit in the amount of approximately $500,000 with its development partner, Thinkmill. Additionally, the Company allocated $1.8 million to fully pay down its existing balance with third party marketing platforms, leaving Creatd the ability to draw down on up to $3 million in available credit with its long-standing social media partners.

Commented Creatd founder and co-CEO, Jeremy Frommer, "Having made progress on all of the above payables, as well as closed our recent financing, our company now has in excess of $5 million in cash plus the aforementioned vendor credits to support our strategic growth plans. Having considerably fortified our balance sheet and reduced our debt by 56% to $1.1 million since the end of third quarter, we are well-positioned to execute across all four of Creatd’s pillars.”

Frommer continued, "While we progress toward our 100,000 Vocal+ member milestone, we have been able to significantly reduce our dependence on third party social media marketing platforms. As a result, we saw a 57% reduction in marketing costs between the second and third quarters. For the fourth quarter of 2021, we expect marketing costs to remain under $2 million; outside of marketing costs, we expect operating expenses as a whole to stay consistent with previous quarterly levels.

"We estimate third quarter net revenues of approximately $1.2 million, representing a 24% increase from the second quarter of 2021 and our fourth consecutive quarter of double-digit growth. In addition, we currently project between $1.6 and $1.8 million in revenues for the fourth quarter, a 30% to 50% quarter-over-quarter growth rate."

Explained Creatd co-CEO, Laurie Weisberg, "Our third and fourth quarter 2021 revenue expectations factor in the supply chain challenges that have disrupted e-commerce on a global scale. With those disruptions in mind,  we still expect to see Creatd Ventures' e-commerce businesses continue to ramp up and begin materially impacting revenues in Q1 2022. With our third quarter numbers expected to be released on November 15, we look forward to sharing a more in depth understanding of the Creatd Partners' agency business and its growth, particularly since the acquisition of the WHE Agency."

About Creatd

Creatd, Inc. (Nasdaq CM: CRTD) is a creator-first technology company and the parent company of the Vocal platform. Our mission is to empower creators, entrepreneurs, and brands through technology and partnership.

For news and updates, subscribe to Creatd's newsletter: https://creatd.com/newsletter

Investor Relations Contact: ir@creatd.com

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